Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

OCCAM NETWORKS, INC.

The undersigned Robert L. Howard-Anderson and Christopher B. Farrell hereby certify that:

ONE: They are the duly elected and acting Chief Executive Officer and Secretary, respectively, of said corporation.

TWO: The original Certificate of Incorporation of Accelerated Ventures, Inc. was filed with the Secretary of State of Delaware on April 7, 2000.

THREE: An Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on April 10, 2000.

FOUR: The Corporation changed its name to Accelerated Networks, Inc. by way of a Certificate of Merger filed with the Secretary of State of Delaware on June 6, 2000.

FIVE: An Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on June 28, 2000.

SIX: The Corporation changed its name to Occam Networks, Inc. by way of a Certificate of Amendment filed with the Secretary of State of Delaware on May 14, 2002.

SEVEN: The Amended and Restated Certificate of Incorporation of said corporation shall be amended and restated effective as of 10:30 a.m., Eastern Standard Time, on November 7, 2006 to read in full as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, the undersigned have executed this certificate on November 6, 2006.

/s/ Robert L. Howard-Anderson
Robert L. Howard-Anderson
President and Chief Executive Officer

/s/ Christopher B. Farrell
Christopher B. Farrell
Secretary

EXHIBIT A

ARTICLE 1

The name of this corporation is Occam Networks, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 160 Greentree Drive Suite 101, Dover, County of Kent, Delaware 19901. The name of the Corporation’s registered agent at such address is National Registered Agents, Inc.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “GCL”).

ARTICLE IV

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is Two Hundred Sixty Million (260,000,000). Two Hundred Fifty Million (250,000,000) shares shall be Common Stock, par value $0.001 per share, and Ten Million (10,000,000) shares shall be Preferred Stock, par value $0.001 per share.

Each share of Common Stock shall entitle the holder thereof to one (1) vote on any matter submitted to a vote at a meeting of stockholders.

The Preferred Stock may be issued from time to time in one or more series, without further stockholder approval. The Board of Directors of the Corporation is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon each series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. The rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote), or senior to any of those of any present or future class or series of Preferred Stock or Common Stock. The Board of Directors is also authorized to increase or decrease the number of shares of any series prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

No stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE V

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation. In addition, the Bylaws may be amended by the affirmative vote of holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

ARTICLE VI

The number of directors of the Corporation shall be determined by resolution of the Board of Directors.

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide. Advance notice of stockholder nominations for the election of directors and of any other business to be brought before any meeting of the stockholders shall be given in the manner provided in the Bylaws of this Corporation.

At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected, or until their successors have been duly elected and qualified; except that if any such election shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the GCL.

Vacancies occurring on the Board of Directors for any reason may be filled only by vote of a majority of the remaining members of the Board of Directors, even if less than a quorum, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been duly elected and qualified. A director may be removed from office by the affirmative vote of the holders of 66 2/3% of the outstanding shares of voting stock of the Corporation entitled to vote at an election of directors, provided that such removal is for cause. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE VII

Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by any consent in writing of such stockholders. At any annual or special meeting of stockholders of the Corporation, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the Bylaws of the Corporation. Special meetings of the stockholders, for any purpose or purposes, may only be called by the Chairman of the Board of Directors, the Chief Executive Officer, or the President of the Corporation, or by a majority of the members of the Board of Directors of the Corporation. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide.

ARTICLE VIII

To the fullest extent permitted by applicable law, this Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents (and any other persons to which Delaware law permits this Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the GCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to action for breach of duty to the Corporation, its stockholders, and others.

No director of the Corporation shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 174 of the GCL or any amendment thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, such director (1) shall have breached the director’s duty of loyalty to the Corporation or its stockholders, (2) shall have acted in manner not in good faith or involving intentional misconduct or a, knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law, or (3) shall have derived an improper personal benefit. If the GCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended.

Each person who was or is made a party or is threatened to be made a party to or is in any way involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), including any appeal therefrom, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or a direct or indirect subsidiary of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another entity or enterprise, or was a director or officer of a foreign or domestic corporation which was predecessor corporation of the Corporation or of another entity or enterprise at the request of such predecessor corporation, shall be indemnified and held harmless by the Corporation, and the Corporation shall advance all expenses incurred by any such person in defense of any such proceeding prior to its final determination, to the fullest extent authorized by the GCL. In any proceeding against the Corporation to enforce these rights, such person shall be presumed to be entitled to indemnification and the Corporation shall have the burden of proving that such person has not met the standards of conduct for permissible indemnification set forth in the GCL. The rights to indemnification and advancement of expenses conferred by this Article VIII shall be presumed to have been relied upon by the directors and officers of the Corporation in serving or continuing to serve the Corporation and shall be enforceable as contract rights. Said rights shall not be exclusive of any other rights to which those seeking indemnification may otherwise be entitled. The Corporation may, upon written demand presented by a director or officer of the Corporation or of a direct or indirect subsidiary of the Corporation, or by a person serving at the request of the Corporation as a director or officer of another entity or enterprise, enter into contracts to provide such persons with specified rights to indemnification, which contracts may confer rights and protections to the maximum extent permitted by the GCL, as amended and in effect from time to time.

If a claim under this Article VIII is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expenses of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce the right to be advanced expenses incurred in defending any proceeding prior to its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the GCL for the Corporation to indemnify the claimant for the amount claimed, but the claimant shall be presumed to be entitled to indemnification and the Corporation shall have the burden of proving that the claimant has not met the standards of conduct for permissible indemnification set forth in the GCL.

If the GCL is hereafter amended to permit the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment, the indemnification rights conferred by this Article VIII shall be broadened to the fullest extent permitted by the GCL, as so amended.

Neither any amendment nor repeal of any section of this Article VIII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any cause of action, suit, claim or proceeding accruing or arising or that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE IX

The Corporation expressly elects to be governed by the provisions of Section 203 of the GCL.

ARTICLE X

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles IV, V, VI, VII, VIII, IX and this Article X of this Amended and Restated Certificate of Incorporation may not be repealed or amended in any respect without the affirmative vote of holders at least 66-2/3% of the outstanding voting stock of the Corporation entitled to vote at an election of directors.

EIGHT: The foregoing amendment and restatement has been duly adopted in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.